Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation

RP SUB NO. 2(A), Inc.	Massachusetts

RP SUB NO. 3(R), Inc.	Massachusetts

RP SUB NO. 4(I), Inc.	Massachusetts

RP SUB NO. 5(D), Inc.	Massachusetts

RP SUB NO. 6(O), Inc.	Massachusetts